Exhibit 99.1

Histogenics Corporation Announces Appointment of Stephen Kennedy to Chief Technology Officer

Experienced Scientific and Technical Operations Executive Promoted to Lead Product Development and Manufacturing Operations

WALTHAM, Mass., July 30, 2015 /PRNewswire/ – Histogenics Corporation (Histogenics) (Nasdaq: HSGX), a regenerative medicine company focused on developing and commercializing products in the musculoskeletal space, announced the promotion of Stephen Kennedy to Chief Technology Officer, effective immediately. Mr. Kennedy brings more than 30 years of executive product development, manufacturing, technology assessment and commercialization experience at leading biotechnology companies and esteemed academic institutions, including Genzyme, MIT, and Genencor. He has substantial experience taking early-stage technologies through development, approval and commercial launch using a variety of U.S. and global regulatory pathways, including biologics, drugs and medical devices, and will oversee all manufacturing, research & development, technology assessment, intellectual property and collaboration activities with our advisory board and collaboration partners.

“Steve has been a leading architect of our start-up activities for our NeoCart® Phase 3 trial, including our recent raw material qualification and validation efforts at our facility in Lexington, Massachusetts. His promotion to Chief Technology Officer reflects his substantial contributions since he joined Histogenics,” stated Adam Gridley, President and Chief Executive Officer of Histogenics. “Steve has led many of our recent research and development initiatives, including the launch of our leading Scientific Advisory Board, and spearheaded the initiation and development of our exclusive channel collaboration with Intrexon for next-generation allogeneic products based on the NeoCart® technology platform. Steve will join our recent additions to our executive management team in supporting our Phase 3 clinical trial of NeoCart® and pipeline activities, and we’re pleased to recognize his efforts in this well-deserved promotion.”

Prior to joining Histogenics in 2013 as Senior Vice President of Technical Operations, Mr. Kennedy served as the Executive Vice President, Research and Development, at Mascoma Corporation, a biofuel company from 2011 to 2013. Prior to that, Mr. Kennedy spent 18 years at Genzyme Corporation, where held several senior leadership roles in Technical Operations, as the company developed from small start-up to a major player in the biopharmaceutical industry. As Genzyme’s Senior Vice President of Biologics Technical Operations, he developed cGMP biologics manufacturing operations at facilities in Belgium and France, oversaw Genzyme’s gene therapy operation in San Diego, and formed the global Biologics Operations organization. Before this, Mr. Kennedy developed the manufacturing process optimization organization that supported Genzyme’s full range of products, including all biologics, Carticel® and hyaluronic acid products, such as Seprafilm®. Early in his career at Genzyme, Mr. Kennedy focused on implementation and optimization of cell culture manufacturing technologies used in the production of flagship products at Genzyme, including Ceredase® and Cerezyme®. He has also served as Executive Director of the Novartis/MIT Center for Continuous Manufacturing at the Massachusetts Institute of Technology. Mr. Kennedy has a B.S. from the University of Michigan, an M.S. from the University of Rochester and an M.B.A. from Boston University.

About Histogenics Corporation

Histogenics is a regenerative medicine company focused on developing and commercializing products in the musculoskeletal segment of the marketplace. Histogenics’ regenerative medicine platform combines expertise in cell processing, scaffolding, tissue engineering, bioadhesives and growth factors to provide solutions that can be utilized individually or in concert to treat musculoskeletal-related conditions. Histogenics’ first investigational product candidate, NeoCart®, leverages its platform to provide an innovative treatment in the orthopedic space, specifically cartilage damage in the knee.

Forward-Looking Statements

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “expect,” “estimate,” “design,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “target,” “likely,” “should,” “will,” and “would,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.

Important factors that could cause actual results to differ materially from those reflected in the Company’s forward-looking statements include, among others: the timing and success of Histogenics’ NeoCart® Phase 3 clinical trial, including, without limitation, possible delays in enrolling the NeoCart® Phase 3 clinical trial; the ability to obtain and maintain regulatory approval of NeoCart® or any product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Histogenics’ product candidates; the ability to obtain and maintain regulatory approval regarding the comparability of critical NeoCart® raw materials following our technology transfer and manufacturing location transition; the size and growth of the potential markets for Histogenics’ product candidates and the ability to serve those markets; Histogenics’ expectations regarding its expenses and revenue; the sufficiency of Histogenics’ cash resources and needs for additional financing; Histogenics’ ability to attract or retain key personnel; the technologies on which Histogenics’ channel partnering agreement with Intrexon Corporation is based are currently in preclinical and clinical stages of development; Histogenics will incur additional expenses in connection with its exclusive channel collaboration agreement with Intrexon Corporation and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 27, 2015 and Quarterly Report on Form 10-Q for the three months ended March 31, 2015 filed with the SEC on May 14, 2015 and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Histogenics’ annual report on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Histogenics’ results.

There can be no assurance that the actual results or developments anticipated by Histogenics will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Histogenics. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Histogenics or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Histogenics cautions investors not to rely too heavily on the forward-looking statements Histogenics makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Histogenics undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

Tel: +1 (781) 547-7991

InvestorRelations@histogenics.com